Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXIGENE APPOINTS BILL SCHWIETERMAN, M.D., AS PRESIDENT AND CHIEF EXECUTIVE

OFFICER

- Dai Chaplin Becomes Chief Scientific Officer -

SOUTH SAN FRANCISCO, Calif., — May 12, 2015 — OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, today announced the appointment of a new President and Chief Executive Officer, Bill Schwieterman, M.D. The company’s current CEO, Dai Chaplin, Ph.D., will become Chief Scientific Officer. Both Drs. Schwieterman and Chaplin will continue to serve on OXiGENE’s board of directors.

Dr. Schwieterman is an experienced biotechnology executive with a deep background in clinical development and regulatory matters. From 2009 to 2014, he was Chief Medical Officer of Chelsea Therapeutics, Inc., where he led the company’s clinical development team toward the approval of droxidopa for the treatment of non-motor symptoms of Parkinson’s disease and other neurodegenerative diseases. Dr. Schwieterman was formerly Chief of the Medicine Branch and Chief of the Immunology and Infectious Disease Branch in the Division of Clinical Trials at the Food and Drug Administration (FDA). During his ten years at FDA, Dr. Schwieterman oversaw a wide range of clinical development plans for a large number of different types of molecules. Previously, Dr. Schwieterman was also a part-time medical advisor at Perceptive Advisors, LLC, a New York-based hedge fund. He holds a B.S. and M.D. from the University of Cincinnati.

On behalf of the company’s board, chairman Fred Driscoll commented, “We are pleased that Bill has agreed to lead OXiGENE into its next phase as a clinical development company. He brings an exceptional medical and regulatory background to the company, at a time which will be of great value as he builds on the work that Dai has done over the past year to focus our programs and strengthen the company’s cash balance.”

Commenting on his appointment, Dr. Schwieterman said, “I am delighted to take over the reins as CEO at this important juncture, and work together with Dai to enhance our programs and their scientific, medical and commercial value. OXiGENE has a range of promising clinical and preclinical assets that we can further develop and optimize, even as we determine next steps for our lead clinical program, fosbretabulin, in platinum-resistant ovarian cancer. I look forward to transforming the company into a leader in clinical drug development.”

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The company’s lead clinical product candidate, fosbretabulin, is in development as a potential treatment for solid tumors. OXi4503, its second-generation product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.